Exhibit 10.3

June 28, 2010

Chris Hayek

Senior Vice President & Chief Accounting Officer

Dear Chris:

Congratulations on your recent promotion to Senior Vice President & Chief Accounting Officer.  In relation thereto and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tree.com, Inc. (“Company”) and you hereby agree as follows (“Agreement”):

1.  Your base salary shall be increased to one hundred and eighty thousand dollars ($180,000), effective as of May 28, 2010.  This shall be paid in accordance with the Company’s normal payroll practices and schedule.

2.  Your bonus target shall be thirty percent (30%) of your then-in-effect base salary at the time bonuses are calculated.

3.  You shall receive seven thousand, five hundred (7,500) Restricted Stock Units (“RSUs”) subject to the provisions of the Second Amended and Restated Tree.Com, Inc. 2008 Stock and Annual Incentive Plan (“Plan”).  The date of the RSU grant shall be June 28, 2010 and the grant will have an annual vesting schedule with one third vested on each anniversary of the date of the grant.  In the event of a conflict between this letter agreement and the RSU award, the terms set forth in the award agreement and plan should control.

4.  In the event your employment is terminated by the Company for reasons other than cause or substandard performance, the Company will pay severance to you in an amount equal to your monthly base salary then in effect for a period of six (6) months after your termination date.  Receiving this severance pay is contingent upon your signing and not revoking the appropriate release document provided by Company.  This severance will be paid on regularly scheduled pay dates and will be discontinued should you find other employment.  If your benefit under the Company’s normal severance plan in effect at the time is greater due to your length of service you will be eligible to receive the greater severance amount.

5.  Your employment by the Company is on an “at will” basis.  This Agreement does not create an employment contract or affect the right of the Company to terminate your

11115 Rushmore Drive, Charlotte NC 28277

employment, or change the terms and conditions of such employment, at any time without notice.

6.  Section 409A of the Internal Revenue Code.  This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  Notwithstanding the foregoing, if this Agreement or any benefit paid to you hereunder is subject to Section 409A and if you are a “Specified Employee” (as defined under Section 409A) as of the date of your termination of employment hereunder, then the payment of such benefits, if any, scheduled to be paid hereunder during the first six (6) month period beginning on the date of a termination of employment hereunder shall be delayed during such six (6) month period and shall commence immediately following the end of such six (6) month period (and, if applicable, the period in which such payments were scheduled to be made if not for such delay shall be extended accordingly).  In no event shall the Company be required to pay any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid hereunder.

If you agree to the terms of this Agreement, please sign and date the enclosed copy and return it to the undersigned at the above address.  By signing this Agreement, you represent and agree that you have taken advantage of your right to consult with an attorney or have declined to do so, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

Very truly yours,

TREE.COM, INC.

By:
/s/ Claudette Hampton

Title:
SVP, Human Resources

AGREED, this 29th day of June 2010.

Sign Name:	/s/ Christopher Hayek